As filed with the Securities and Exchange Commission on May 10, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLEETWOOD ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3125 Myers Street Riverside, California 92503	95-1948322
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

FLEETWOOD ENTERPRISES, INC.

ELDEN L. SMITH STOCK OPTION PLAN AND AGREEMENT

(Full Title of the Plan)

Leonard J. McGill, Esq. Senior Vice President, General Counsel and Secretary Fleetwood Enterprises, Inc. 3125 Myers Street Riverside, California 92503	Copies to: Mark W. Shurtleff, Esq. James J. Moloney, Esq. Gibson, Dunn & Crutcher LLP 4 Park Plaza Irvine, California 92614 (949) 451-3800

(Name and Address of Agent For Service)

(951) 351-3500

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	79,000 shares	(3)	$7.95	$628,050	$73.92

(1)   Each share of Fleetwood Enterprise, Inc. common stock includes a right to purchase one one-hundredth of a share of Fleetwood’s Series A Junior Participating Preferred Stock.  Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers shares issued pursuant to antidilution provisions set forth in the Fleetwood Enterprises, Inc. Elden L. Smith Stock Option Plan and Agreement.

(2)   Estimated solely for the purpose of calculating the registration fee.  The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 based upon the average high and low prices for Fleetwood’s common stock on May 5, 2005, which was $7.95.

(3)   Represents 79,000 shares authorized for issuance under the Fleetwood Enterprises, Inc. Elden L. Smith Stock Option Plan and Agreement.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Fleetwood Enterprises, Inc. (the “Company”) and relates to 79,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable to Elden L. Smith pursuant to the Fleetwood Enterprises, Inc. Elden L. Smith Stock Option Plan and Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

*                                         Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference into this Registration Statement:

•                  Our annual report on Form 10-K for the year ended April 25, 2004, filed with the Commission on July 8, 2004.

•                  Our quarterly report on Form 10-Q for the quarter ended January 23, 2005, filed with the Commission on March 3, 2005.

•                  Our quarterly report on Form 10-Q for the quarter ended October 24, 2004, filed with the Commission on December 3, 2004.

•                  Our quarterly report on Form 10-Q for the quarter ended July 25, 2004, filed with the Commission on September 3, 2004.

•                  Our current reports on Form 8-K filed with the Commission on April 29, 2005, April 21, 2005, April 5, 2005, April 4, 2005, March 16, 2005, March 14, 2005, March 8, 2005, February 16, 2005, February 2, 2005, January 26, 2005, December 27, 2004, December 17, 2004, December 17, 2004, December 9, 2004, December 2, 2004, September 24, 2004, September 17, 2004, September 16, 2004 and May 20, 2004.

•                  The description of the Company’s Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on January 17, 2003, including any amendments or reports filed for the purpose of updating such description.

•                  The description of the Company’s preferred stock purchase rights contained in its Registration Statement Form 8-A 12B/A filed with the Commission on January 21, 2003, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document.  Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement.  The Company’s file number with the Commission is 001-07699.

Item 4.  Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

The Company is a Delaware corporation.  Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to reasonably believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liabilities under Section 145.

The Company’s Restated Certificate of Incorporation, as amended, provides that a director of the Company shall, to the fullest extent permitted by law, not be liable to the Company or its stockholders for monetary damages for a breach of a fiduciary duty as a director.  The Company’s Restated Bylaws, as amended, provide that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Bylaws authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve.  The Bylaws also authorize the Company to purchase and maintain insurance on behalf of a director, officer, employee, agent of the Company or a person acting at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

In addition to the indemnification provisions in the Company’s Bylaws, the Company has entered into indemnity agreements with individuals serving as officers of the corporation.  Therein, the Company has agreed to pay on behalf of the officer and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer.  The Company has agreed to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds.  The Company has also agreed that if it shall not pay within a set period of time after written claim, the officer may bring suit against the Company and shall be entitled to be paid for prosecuting such claim.  The Company has not agreed to pay fines or fees imposed by law or payments which it is prohibited by applicable law from paying as indemnity and has not agreed to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation dated July 1, 1977 (1)

4.2	Amendment to Restated Certificate of Incorporation dated November 29, 1986 (2)

4.3	Amendment to Restated Certificate of Incorporation, as amended, dated April 12, 2004 (3)

4.4	Restated Bylaws dated June 11, 1985 (2)

4.5	Amendment to and Restatement of Article VII of Bylaws dated April 13, 1999 (4)

4.6	Amendment to and Restatement of Section 3.02 of Bylaws dated September 11, 2002 (5)

5.1	Opinion of Leonard J. McGill, Esq.

15.1	Letter of Acknowledgment of Use of Reports on Unaudited Interim Financial Information

23.1	Consent of Leonard J. McGill, Esq. (contained in Exhibit 5.1 hereto)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of the Registration Statement hereto)

(1)                                  Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 28, 1985.

(2)                                  Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 26, 1987.

(3)                                  Incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed March 5, 2004.

(4)                                  Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 29, 2001.

(5)                                  Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 27, 2003.

Item 9.           Undertakings.

(1)           The undersigned Registrant hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on this 10th day of May, 2005.

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Elden L. Smith
Name:	Elden L. Smith
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas B. Pitcher and Leonard J. McGill, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board	May 10, 2005
/s/ Thomas B. Pitcher
Thomas B. Pitcher

/s/ Elden L. Smith	President and Chief Executive Officer, Director (Principal Executive Officer)	May 10, 2005
Elden L. Smith
/s/ Boyd R. Plowman	Executive Vice President—Chief Financial Officer (Principal Financial Officer)	May 10, 2005
Boyd R. Plowman

/s/ Andrew M. Griffiths	Vice President—Controller (Principal Accounting Officer)	May 10, 2005
Andrew M. Griffiths

	Director	May 10, 2005
/s/ Paul D. Borghesani
Paul D. Borghesani

	Director	May 10, 2005
/s/ Loren K. Carroll
Loren K. Carroll

	Director	May 10, 2005
/s/ Margaret S. Dano
Margaret S. Dano

	Director	May 10, 2005
/s/ James L. Doti
James L. Doti

	Director	May 10, 2005
/s/ David S. Engelman
David S. Engelman

	Director	May 10, 2005
/s/ J. Michael Hagan
J. Michael Hagan

	Director	May 10, 2005
/s/ John T. Montford
John T. Montford
	Director	May 10, 2005
/s/ Daniel D. Villanueva
Daniel D. Villanueva

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation dated July 1, 1977 (1)

4.2	Amendment to Restated Certificate of Incorporation dated November 29, 1986 (2)

4.3	Amendment to Restated Certificate of Incorporation, as amended, dated April 12, 2004 (3)

4.4	Restated Bylaws dated June 11, 1985 (2)

4.5	Amendment to and Restatement of Article VII of Bylaws dated April 13, 1999 (4)

4.6	Amendment to and Restatement of Section 3.02 of Bylaws dated September 11, 2002 (5)

5.1	Opinion of Leonard J. McGill, Esq.

15.1	Letter of Acknowledgment of Use of Reports on Unaudited Interim Financial Information

23.1	Consent of Leonard J. McGill, Esq. (contained in Exhibit 5.1 hereto)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of the Registration Statement hereto)

(1)           Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 28, 1985.

(2)           Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 26, 1987.

(3)           Incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed March 5, 2004.

(4)           Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 29, 2001.

(5)           Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 27, 2003.